AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 2001
                              REGISTRATION NO. 333-
 ===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               RF INDUSTRIES, LTD.
             (Exact name of Registrant as specified in its charter)

                  Nevada                          88-0168936
         (State or other jurisdiction          (I.R.S. Employer
      of incorporation or organization)      Identification Number)

                                7620 Miramar Road
                               San Diego, CA 92126
                                 (858) 549-6340
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                             2000 STOCK OPTION PLAN
                              EMPLOYMENT AGREEMENT
                            (Full title of the plans)


                                   Howard Hill
                             Chief Executive Officer
                               RF INDUSTRIES, LTD.
                                7620 Miramar Road
                               San Diego, CA 92126
                                 (858) 549-6340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                          Timothy J. Fitzpatrick, Esq.
                    Procopio, Cory, Hargreaves & Savitch LLP
                            530 B Street, Suite 2100
                               San Diego, CA 92101
                                 (619) 238-1900



                         CALCULATION OF REGISTRATION FEE

---------------------------- ---------------------- ----------------------- --------------------------- -----------------------
TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
SECURITIES TO BE REGISTERED                         OFFERING PRICE SHARE    AGGREGATE OFFERING PRICE    AMOUNT OF
                             AMOUNT TO BE           (2)                     (2)                         REGISTRATION FEE
                             REGISTERED(1)
---------------------------- ---------------------- ----------------------- --------------------------- -----------------------

Common Stock                 $420,000               $1.50- $3.90            $1,398,000                  $349.50
                             --------
no par value
---------------------------- ---------------------- ----------------------- --------------------------- -----------------------

(1) This registration statement shall also cover any additional shares of common stock which may become issuable under the 2000 Option Plan or the Employment Agreement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of common stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon (a) the average of the high and low sales price of Registrant's Common Stock on May 29, 2001 as reported in the NASDAQ Small Cap Market for shares issuable under the Company's 2000 Stock Option Plan; and (b) the actual exercise price for shares subject to the Employment Agreement. The following chart shows the calculation of the registration fee.


------------------------------------------------------------------------------------------

                                                         OFFERING PRICE     AGGREGATE
TYPES OF SHARES                   NUMBER OF SHARES       PER SHARE          OFFERING PRICE
Shares available for grant        320,000                $3.90              $1,248,000
under 2000 Stock Option Plan

Shares issuable under the         100,000                $1.50                $150,000
Employment Agreement
-------------------------------------------------------------------------------------------

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.       INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by RF Industries, Ltd. (the "Registrant") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     a) The Registrant's latest annual report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or either (1) the Registrant's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Securities Act"), that contains audited consolidated financial statements for the
Registrant's  latest fiscal year for which such  statements  have been filed, or
(2) the Registrant's effective registration statement on Form 10 or 20-F filed under the Exchange Act containing audited consolidated financial statements for the Registrant's latest fiscal year.

     b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports, the prospectus or the registration statement referred to in (a) above.

     c) The description of the Registrant's Common Stock which is contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.       DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.       INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection 1 of Section 78.7302 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section
78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

     Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

     Article XV of the Company's Articles of Incorporation, as amended, provides for the indemnification of directors, employees and agents to the fullest extent permissible under Nevada law. This Article also provides for the indemnification of officers, directors and third parties acting on behalf of the Company if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

ITEM 7.       EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.       EXHIBITS.

        Exhibit No.        Description

               5.1         Opinion of Procopio, Cory, Hargreaves & Savitch LLP

              23.1         Consent of J. H. Cohn LLP

              23.2 Consent of Procopio, Cory, Hargreaves & Savitch LLP (included in Exhibit 5.1)

              24.1         Power of Attorney (included on signature page)

              99.1         2000 Stock Option Plan (1)

              99.2         Employment Agreement (1)

(1) Previously filed as an exhibit to the Registrant's Form 10-QSB filed March 23, 2001, and incorporated herein by reference.

ITEM 9.       UNDERTAKINGS.

(a)      Rule 415 Offering.

                  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) Filings Incorporating Subsequent Exchange Act Documents By Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 11, 2001. RF INDUSTRIES, LTD.


                               By: /s/ Howard Hill
                                  ------------------------
                                   Howard Hill
                                   Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Howard Hill his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                                     Date
---------                 ------                                    -----

/s/ Howard Hill           Chief Executive Officer and Director      May 11, 2001
--------------------      (Principal Executive Officer)
Howard Hill



/s/ Henry E. Hooper       Director                                  May 11, 2001
---------------------
Henry E. Hooper


/s/ John Ehret            Director                                  May 11, 2001
---------------------
John Ehret


/s/ Robert Jacobs         Director                                  May 11, 2001
--------------------
Robert Jacobs


/s/ Terrie Gross          Chief Accounting Officer,                 May 11, 2001
--------------------      Treasurer and Secretary
Terrie Gross              (Principal Financial Officer)

                                   EXHIBIT 5.1

               OPINION OF PROCOPIO, CORY, HARGREAVES & SAVITCH LLP

                                  June 1, 2001

RF Industries, Ltd.
7620 Miramar Road
San Diego, CA 92126

Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by RF Industries, Ltd., a Nevada corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of 420,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"), pursuant to the Company's 2000 Stock Option Plan (the "Option Plan") and the Employment Agreement with Terrie Gross effective November 5, 1999 (the "Employment Agreement"). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     In connection with this opinion, we have examined the Registration Statement, the Option Plan, the Employment Agreement, the Company's Amended Articles of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration for which the board of directors authorized the issuance of the shares has been received) pursuant to the provisions of stock option agreements duly authorized under the Option Plan or in accordance with the Employment Agreement, and in accordance with the Registration Statement, such shares will be validly issued, fully paid, and nonassessable.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Option Plan or the Employment Agreement.

                                    Very truly yours,

                                    /s/ PROCOPIO, CORY, HARGREAVES & SAVITCH LLP
                                    --------------------------------------------
                                    PROCOPIO, CORY, HARGREAVES & SAVITCH LLP








                                    EX 5.1-1

                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of RF Industries, Ltd. on Form S-8 of our report dated January 5, 2001, on the financial statements of RF Industries, Ltd. as of October 31, 2000, and for the years ended October 31, 2000 and 1999, which report is included in the Company's Annual Report on Form 10-KSB.



                                                           J. H. COHN LLP

San Diego, California
May 30, 2001















                                   EX 23.1-1